Exhibit 99.1

For Immediate Release

Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501
Isabella Bank Corporation Announces First Quarter 2019 Dividend
Mt. Pleasant, Michigan, March 1, 2019 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation declared a first quarter cash dividend of $0.26 per common share at its regular meeting held on February 27, 2019. The dividend will be payable on March 29, 2019 to shareholders of record as of March 26, 2019. Based on ISBA’s closing stock price of $24.00 per share as of February 28, 2019, the annual dividend yield is 4.33%.

“I am pleased to announce our Board approved a dividend of $0.26 per share for the first quarter,” commented Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation. “We recently shared our fourth quarter 2018 and full year 2018 financial results which included strong earnings and continued growth in loans and deposits. Our continued success last year and in recent years has allowed us to provide attractive dividends to our shareholders.”
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan with total assets of $1.8 billion as of December 31, 2018. Isabella Bank, the banking subsidiary of Isabella Bank Corporation, was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 116 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Bank employs more than 400 individuals and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward-Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.